Exhibit (j)(1)
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Legg Mason Partners Variable Equity Trust
We consent to the use of our report, dated March 24, 2009, incorporated herein by reference, for Legg Mason Partners Variable Lifestyle Allocation 85%, Legg Mason Partners Variable Lifestyle Allocation 70% and Legg Mason Partners Variable Lifestyle Allocation 50%, each a series of Legg Mason Partners Variable Equity Trust, as of January 31, 2009, and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
New York, New York
April 27, 2009